                                                                      Exhibit 24
                               POWER OF ATTORNEY

                      FOR SECTION 16 REPORTING OBLIGATIONS

                                October 5, 2021

KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual, Richard Burnett does hereby appoint Katherine J. Ryan as his true and lawful attorney to execute and deliver for him and in his name all Forms 3, 4 and 5 filed on behalf of the undersigned with the Securities and Exchange Commission.

The undersigned hereby ratifies and confirms all that said attorney shall do by virtue of the powers granted hereby. The undersigned does hereby indemnify such attorney, and holds such attorney harmless, from all claims which may be made against the undersigned as a result of her serving as the undersigned's attorney except to the extent that such claims result from her willful misconduct.

This Power of Attorney shall terminate immediately upon the undersigned's written revocation hereof.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed and delivered this Power of Attorney the 5th day of October, 2021.

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date first written above.

                                      Signed and acknowledged:

                                      /s/ Richard Burnett
                                      -----------------------------------
                                      Richard Burnett